FIRST INDIANA BANK

Moderator: Robert Warrington
July 22, 2004
8:00 am CT

Operator: Good morning. My name is Marilyn, and I will be your conference facilitator today. At this time I would like to welcome everyone to the First Indiana Corporation Second Quarter Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone key pad. If you would like to withdraw your question press the pound key. Thank you. Mr. Warrington you may begin your conference.

Bob Warrington: Thank you. Welcome and good morning. We appreciate the opportunity to share our second quarter financial results and observations with you, and thank you for taking the time to join us. With us this morning are Bob McKinney, Chairman of our Corporation; Marni McKinney, Vice Chairman and Chief Executive Officer; Bill Brunner, our Chief Financial Officer; Glenda Fisher, our Controller; and Beth Copeland, our Communications Director. First, we’ll address forward-looking statements. Beth?

Beth Copeland: In our presentation to you today and in the course of answering your questions, we may make statements that are not historical, but may constitute statements that are considered “forward-looking”. Such statements of our plans, initiatives, expectations, objectives, strategies, forecasts, expected results and similar expressions may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 as amended. We intend these forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and are including the statement to invoke those safe harbor provisions. Any forward-looking statements are not guarantees of future performance or events, the actual accomplishment of which is inherently uncertain and involves certain risks and uncertainties that are difficult to predict. Therefore, actual future events may differ materially from what we discuss here today. For a summary of various factors that may affect our future results, we refer you to the risk factors and other cautionary language contained in any of our press releases or our report on Form 10-Q or 10-K which are on file with the Securities and Exchange Commission.

Bob Warrington: Thank you Beth. I will recap the results of the second quarter, then we’ll be pleased to answer any questions you may have. Our earnings were $5 million or 32 cents a share for the second quarter. This compares with a net loss of $1.7 million or 11 cents per share for the second quarter of the previous year. You’ll recall that performance in the second quarter last year was significantly impacted by commercial loan charge-offs as we have discussed in a previous call.

Regarding specifics and I’ll begin with our margin. Net interest margin was 3.37% for the second quarter of 2004 compared with 3.50% for the first quarter 2004, and 3.86% for the second quarter of 2003. The decline is directly connected to our loan balance reduction, which I’ll address in a moment. The loan reduction has created a shift to short-term investments which does not provide the yield that loans do and, as a result, has affected our margin.

Loans outstanding were $1.71 billion at June 30, 2004, compared with $1.9 billion one year ago. This decline is primarily due to two factors affecting business lending. First, we’ve made a specific effort to realign our credit. We’re continuing to make credit quality a top priority while we reinvigorate our calling activity. The second factor is limited demand brought on by the economic environment. We see signs of central Indiana improving but only modestly at this point.

Total average deposits are down 2.4%, but core demand and savings deposits increased 8.9% over the second quarter of 2003. This is the result of our continued efforts to emphasize core deposits and move away from higher rate deposits such as certificates of deposits. We’ve also found that CDs are less favorable with consumers at this time due to the rate environment.

Non-performing assets continue on a steady downward decline. They were $33.8 million at June 30, 2004, down from $38.5 million at the end of the first quarter this year, and $44.2 million at the end of the second quarter last year. Charge-offs are lower this quarter at $3.9 million, compared with $18 million for the same period last year. We continue to work through previously identified credit issues.

I’d like to spend a few moments on our Consumer Finance Bank in light of what’s going on in the mortgage industry. Our consumer finance business is generally less susceptible to the ups and downs of the traditional mortgage business, so we expect selling out of state originations to remain an important piece of our non-interest income. The demand for the non-conforming consumer loans we offer remains strong, and we originated $124 million in the second quarter of 2004, compared with $130 million in the second quarter of last year.

Regarding the future, I’ve been here seven weeks, and in that time we’ve focused on reviewing our strategic priorities. We are currently in the process of conducting a thorough review of all business operations throughout the corporation. Our newly appointed Chief Credit Officer has been charged to review all business credits. We will carefully review opportunities to reduce our operating expenses, and we look forward to reporting about these and other items at the end of the third quarter.

In conclusion, we will continue to focus on improving credit quality, reducing our expense structure to make certain it is consistent with the size of our company and improve the degree to which we fund loans with core deposits.

That concludes our prepared remarks, and now we would be pleased to address any questions our audience might have with the assistance of our conference operator.

Operator: At this time I would like to remind everyone if you’d like to ask a question press the star and the number 1 on your telephone key pad. We’ll pause for just a moment to compile the

Q&A roster. Your first question comes from Brad Milsaps from Midwest Research.

Brad Milsaps: Hey, good morning.

Bob Warrington: Good morning.

Brad Milsaps: First question I guess, regarding a little more color on your outlook for loan growth. Can you kind of talk about where the loan pipeline stands as of right now, and give us a little better idea of when we might see, loan balances start to turn up again?

Bob Warrington: Thanks Brad. That’s a great question. We have, as you know, during the latter part of the quarter, designated Dave Maraman as our Chief Credit Officer. Along with that, one of the top C&I lenders that Dave brought on board, we moved along to head up our C&I activity. Right now, that is in its early stage of emphasizing our pipeline development. But I would say the key players are on board, in place, and the calling program has begun. But, I think before we would see meaningful improvement in that, we’re probably looking towards the latter part of the year.

Brad Milsaps: Okay. Great, and then secondly, Bill the loan loss reserve is roughly 3.315% of loans. Might we see the provision expense versus charge-offs widen out, that gap widen out even more over the back half of the year as credit continues to get better and you draw that reserve back into earnings? Is that something we should be looking for?

Bill Brunner: You know Brad the — we have identified previously a list of credits that continue to work through the system, and it’s a little hard to see how that relates until we continue to monitor — not really monitor but actively work through the credits that we have in hand before we can say that that would widen out or the provision would be able to come down. Thinking of continuing evaluation of those credits is going to have to continue before we can give any response or feel as though we’d be in a place where reserves would be more than adequate.

Brad Milsaps: Okay. Great. Thanks.

Operator: Your next question comes from Fred Cummings from Keybanc Capital Markets.

Fred Cummings: Yes. Good morning.

Bob Warrington: Good morning Fred.

Fred Cummings: Couple questions. First, Bill you may want to address the margin outlook, now that it looks like the Fed is going to be in the tightening mode. What kind of expansion might we expect in the coming quarters assuming we get maybe another 50 basis points in the second half of the year?

Bill Brunner: Fred, as we were talking before, we are very asset sensitive and do expect the margin to improve with the rate increases. The amount of the margin increase is the $64,000 question. I’m looking to how the industry reacts on non-maturity deposit pricing will have a significant influence on it. But if you look at our rate sensitivity standpoint in all the measures we have, if rates go up 100 basis points we would pick up on an annualized basis about $4 million in margin. We stand by that, and if we take a look at the numbers, you’ll see in the 10-Q or have seen in the 10-Q. We are seeing that kind of lift come about. Again, my only cautionary comment is it’s significantly impacted by how retail core deposit pricing goes in every market. So far, it’s been rational in this market place.

Fred Cummings: Okay. Then a second question. Bob, can you speak to — I don’t know if you — in looking at the efficiency ratio — if you separated Somerset Group from that. So, if you looked at the efficiency ratio for the bank versus ex-Somerset Group, how would the efficiency ratio look without Somerset in there?

Bob Warrington: Fred, if we look at the bank only, our efficiency ratio for the second quarter was approximately 61%.

Fred Cummings: And — Bob can you still hear me?

Bob Warrington: Yes I can.

Fred Cummings: And with that, what would be a reasonable goal for you based on — I know it’s still early — but is the 55% number something you’d be thinking about achieving within some reasonable time frame?

Bob Warrington: As we indicated, we’re taking a look at all of our expense structure during the quarter. Clearly we’re not satisfied with 61%. We would think something in the range you’ve suggested is certainly a reasonable target, and I think I’d be in a better position to provide some more clarity on that as we get to the end of the third quarter and I have a little more time to get into all our operational structures. But we are looking at that with some vigor, and we should certainly have a decidedly lower target going forward.

Fred Cummings: Okay. Then one last question here Bob. Now with respect to the targeted tangible or capital ratios, what’s your thought process on how much leverage this bank should have or specifically like tangible equity to assets based on the perceived or the current risk profile of the business and where you want to take it? How should we think about your capital target?

Bob Warrington: Well, what comes to mind as you asked the question was a statement I heard made in the past. Having too much capital is comparable to having too much runway when you’re about to land on an airplane. So, we feel good about having capital and we’ll take our time to determine what is the best way to deploy that, but I would agree that we would certainly qualify as a highly well capitalized institution at this point in time and we’ll consider our options as we go forward. But right now we haven’t established any specific target in terms of trying to reduce our capital level. We’re content being well capitalized right now.

Fred Cummings: Okay. Thank you.

Bob Warrington: You’re welcome.

Operator: Again I’d like to remind everyone if you would like to ask a question, press the star then the number 1 on your telephone key pad. At this time there are no further questions. Mr. Warrington are there any closing remarks?

Bob Warrington: No that’s it. Thank you very much. Thanks for joining us everyone.

Operator: This concludes today’s First Indiana Corporation Second Quarter Earnings conference call. You may now disconnect.

END